Exhibit 99.1

October 1, 2013

Furiex Pharmaceuticals Enters into a Loan Agreement for $15 Million and Restructures its Existing Secured Loan

MORRISVILLE, N.C. (October 1, 2013) - Furiex Pharmaceuticals, Inc. (NASDAQ: FURX) announced today it has executed a $15 million debt financing transaction with Fred Eshelman, Pharm.D., chairman and a 27.5% shareholder of Furiex. In parallel, Furiex has also entered into a Second Amended and Restated Loan and Security Agreement with MidCap Financial, LLC and Silicon Valley Bank to restructure its existing $40 million credit facility (MidCap/SVB Loan). The restructured agreement defers payment of principal until May 15, 2014 with a flexible amortization schedule linked to Furiex's receipt of alogliptin royalties.

Under the terms of Dr. Eshelman's loan agreement, his debt will be subordinated to the MidCap/SVB loan and will accrue interest at a rate of 9% per annum until maturity. The loan has an interest-only period of 12 months and thereafter will amortize principal payments of $166,700 per month plus accrued interest until the final balloon payment to be made at maturity, which will occur 91 days following repayment of the indebtedness under the MidCap loan agreement subject, however, to an outside maturity date of January 1, 2019.

The MidCap/SVB loan accrues interest at a rate of 10% per annum with interest only to be paid monthly until May 15, 2014 at which time quarterly principal payments become due. The principal payments are set as a percentage of the alogliptin royalties received by Furiex, subject to minimum and maximum amounts. The outside maturity date for repayment of the loan is October 1, 2018.

Proceeds from both debt facilities will be used to fund Furiex's eluxadoline program for diarrhea-predominant irritable bowel syndrome, or IBS-d, that is currently in Phase III development, and for general working capital purposes.

"The loan commitment from Dr. Eshelman and the revised agreement with our lender provides us the financial resources needed to fund our eluxadoline program," said Marshall Woodworth, chief financial officer, treasurer and assistant secretary of Furiex. "Based on our current forecast of expected receipt of various milestone and royalty payments, we expect to have sufficient cash to fund the business through to the top-line data readout of the Phase III studies."

"The team is energized with the vote of confidence from our chairman and largest shareholder", added June Almenoff, M.D., Ph.D., president and chief medical officer, "Financing is out of the way, and we look forward to completing our pivotal studies on eluxadoline, a key value driver for our company."

About Eluxadoline

Eluxadoline is a first-in-class, locally-acting mu opioid receptor agonist and delta opioid receptor antagonist in Phase III development for treatment of IBS-d. In vivo studies indicate that the activity of eluxadoline at the two different opioid receptors works to modulate GI motility and decrease intestinal pain, without the constipating effects of unopposed mu agonist activity. Furiex successfully completed a Phase II study in 807 patients with IBS-d, results of which are published in Gastroenterology 2013; 145:329-338. Eluxadoline is locally active in the gut with very limited systemic bioavailability, thus potentially decreasing central nervous system effects and other systemic side effects associated with therapies currently used to manage IBS-d.

About IBS-d

Diarrhea-predominant irritable bowel syndrome is a functional bowel disorder characterized by chronic abdominal pain and frequent diarrhea, which affects approximately 12 million Americans. Although the exact cause of IBS-d is not known, symptoms are thought to result from a disturbance in the way the gut and nervous system interact. IBS-d can be extremely debilitating and there are limited therapeutic options for managing the chronic symptoms. IBS-d is associated with economic burden in direct medical costs and indirect social costs such as absenteeism and lost productivity, along with decreased quality of life.

About Furiex Pharmaceuticals

Furiex Pharmaceuticals is a drug development collaboration company that uses innovative clinical development design to accelerate and increase value of drug development programs by advancing them through the drug discovery and development process in a cost-efficient manner. Our drug development programs are designed and driven by a core team with extensive drug development experience. The company collaborates with pharmaceutical and biotechnology companies and has a diversified product portfolio and pipeline with multiple therapeutic candidates, including one Phase III-ready asset, two compounds in Phase III development, one of which is with a partner, and four products on the market. The company's mission is to develop innovative medicines faster and at a lower cost, thereby improving profitability and accelerating time to market while providing life-improving therapies for patients. For more information, visit www.furiex.com.

About MidCap Financial LLC

MidCap Financial is a commercial finance company focused on middle market lending in healthcare and other specialty vertical markets. MidCap specializes in middle market loans in the $10 million to $200 million range. Its principal officers are all veterans of the healthcare finance industry, having worked together at three healthcare finance companies previously. The company is headquartered in Bethesda, MD, with offices in Chicago and Los Angeles. www.midcapfinancial.com.

About Silicon Valley Bank

Silicon Valley Bank (www.svb.com) is the premier bank for technology, life science, cleantech, venture capital, private equity and premium wine businesses. SVB provides industry knowledge and connections, financing, treasury management, corporate investment and international banking services to its clients worldwide through 27 U.S. offices and six international operations.

Silicon Valley Bank is the California bank subsidiary and the commercial banking operation of SVB Financial Group. Banking services are provided by Silicon Valley Bank, a member of the FDIC and the Federal Reserve System. SVB Financial Group is also a member of the Federal Reserve System.

Except for historical information, all of the statements, expectations and assumptions contained in this news release are forward-looking statements that involve a number of risks and uncertainties. Although Furiex attempts to be accurate in making these forward-looking statements, it is possible that future circumstances might differ from the assumptions on which such statements are based. In addition, other important factors which could cause actual results to differ materially include the following: continuing losses and our potential need for additional financing; the risk that eluxadoline will fail in Phase III clinical trials; our reliance on our collaborators and the risk that revenues from royalties and milestone payments differ from expectations; our need to find a collaborator for our late-stage compounds or incur the expense and risk of commercializing them ourselves; changes in the safety and efficacy profile of our existing compounds as they progress through research and development; potential changes to regulatory guidance by regulatory agencies such as the U.S. Food and Drug Administration and the European Medicines Agency; the terms of new collaborative agreements that we might enter into in the future; the costs of defending any patent opposition or litigation necessary to protect our proprietary technologies; and the other risk factors set forth from time to time in the SEC filings for Furiex, copies of which can be found on our website.

Contact
Media/Analysts/Investors:
Sailash Patel
919.456.7814
sailash.patel@furiex.com